UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 20, 2009
NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-26770 (Commission File Number)	22-2816046 (I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 20, 2009, Novavax, Inc. (“Novavax”) entered into a proposal and binding term sheet (the “Agreement”) with Xcellerex, Inc. (“Xcellerex”). Pursuant to the Agreement, Xcellerex will manufacture a fixed quantity of bulk drug substance of Novavax’s 2009 H1N1 vaccine (“Bulk Material”) for Novavax’s potential use and sale in Mexico. Each of Novavax and Xcellerex is required to supply certain materials necessary to produce the Bulk Material.
As consideration, Novavax will pay Xcellerex fixed non-refundable payments (the “Prepayment”) and a “per dose” fee for each dose equivalent of the Bulk Material that is delivered to and accepted by Novavax or its Mexican buyer. Novavax will be credited for the actual costs of materials supplied to Xcellerex by Novavax and, for each batch produced, a portion of the Prepayment. If Xcellerex delivers all of the required doses in fewer batches than currently anticipated, then Novavax will received a credit for the remainder of the Prepayment against future purchases of Xcellerex’s equipment or materials. Novavax will provide a letter of credit to Xcellerex in an amount equal to Novavax’s estimated aggregate per dose fee for one batch of Bulk Material, which will roll over with each batch produced and payment made so that the letter of credit remains in place until the earlier of payment in full for all doses of Bulk Material, delivery of Bulk Material from a certain number of batches, or 30 days after termination of the Agreement.
On or before December 2, 2009, Novavax may terminate the Agreement. If terminated, Xcellerex (i) is entitled to keep the full amount of the Prepayment made up to the date of notice of termination plus the value of any materials supplied by Novavax and used prior to the date of termination, (ii) must return any unused materials supplied by Novavax to Novavax, (iii) must deliver all completed Bulk Material and (iv) must allow Novavax to use the Bulk Material for research and development purposes. If Novavax sells any of the Bulk Material, it must pay Xcellerex the per dose fee.
Novavax may also terminate the Agreement prior to January 15, 2010 if the clinical trial is delayed, either for safety reasons or insufficient immunogenicity data, if Novavax or its partner in Mexico decide not to submit an application for regulatory approval, if the application for regulatory approval is rejected or not approved in a timely manner, in which case Xcellerex may keep the full amount of the Prepayment paid up to the date of termination and must return any unused materials supplied by Novavax. If the Agreement is terminated after December 2, 2009 and before January 15, 2010 and Novavax subsequently sells doses of the Bulk Material that had been produced prior to termination to a third party, Novavax must pay the per dose fee.
Xcellerex is the exclusive contract manufacturer for the Bulk Material for sale in Mexico until February 15, 2010. For other markets where Xcellerex could be a low cost manufacturer of Bulk Material, Novavax will appoint Xcellerex as the co-exclusive provider through June 2010.
On October 21, 2009, Novavax and Xcellerex issued a press release regarding the transactions described herein. The foregoing is a brief description of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
Exhibits
99.1	Press Release of Novavax, Inc. and Xcellerex, Inc. dated October 21, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc. (Registrant)
October 21, 2009	By:	/s/ Frederick W. Driscoll
		Name:	Frederick W. Driscoll
		Title:	Vice President, Chief Financial Officer and Treasurer

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